EXHIBIT 10.1
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (“Agreement”) is made between Cary Dunston (“Dunston”) and American Woodmark Corporation (“AWC” or “the Company”). Dunston and AWC may collectively be referred to herein as the “Parties.”

WHEREAS, Dunston is an employee of AWC;
WHEREAS, Dunston has decided to voluntarily retire effective July 9, 2020 (the “Separation Date”);
WHEREAS, AWC has agreed to provide certain severance payments to Dunston, as described below, in consideration for a release of any and all claims Dunston has or may have against AWC arising out of any matter or event occurring at any time prior to the Effective Date of this Agreement (as defined herein), including, but not limited to, any claims against AWC arising out of or relating to the termination of Dunston’s employment with AWC; and
THEREFORE, in exchange for the good and valuable consideration set forth herein, the Parties hereby agree as follows:
1.Retirement. Dunston will voluntarily retire effective July 9, 2020. He will be paid through this date and will also receive his accrued but unused vacation. AWC will maintain Dunston on its health benefits programs through July 9, 2021 pursuant to the current cost sharing arrangements between Dunston and AWC, during which time his COBRA period will run concurrently. By executing this Agreement Dunston further agrees to resign from his seat on the AWC Board of Directors effective July 9, 2020. Dunston represents that there is no disagreement with the Company on any matter related to the Company’s operations, policies or practices. Dunston also agrees to return all AWC property in his possession on or before July 16, 2020.
2.    Severance Payment by AWC. In exchange for the promises made by Dunston in this Agreement, AWC will pay Dunston severance pay at his regular base pay (before it was reduced because of the COVID-19 pandemic) for twelve (12) months pursuant to its regular payroll cycle, beginning with the next scheduled payroll cycle, provided Dunston signs and does not revoke this Agreement as provided in Paragraph 7 below. AWC will issue a W-2 to Dunston for all severance money paid to him pursuant to this Agreement. Dunston acknowledges and agrees that the payments described in this paragraph and paragraph 1 are compensation to which Dunston would not otherwise be entitled except under the terms of this Agreement.
3.    Restricted Stock Units. Dunston, who is 55 years old or older, has more than 10 years of service with AWC and is retiring voluntarily, is entitled to vest in 14,411 Restricted Stock Units, which represents the pro rata share of his Restricted Stock Units under the Company’s 2016 Employee Stock Incentive Plan which have been awarded to him on June 4, 2018, June 3, 2019 and June 1, 2020. The vested Restricted Stock Units will be settled as soon as administratively practicable (and in any event within 60 days) after the date which is six (6) months after the Separation

Date in accordance with the terms of the grant agreements and the Plan. Any remaining unvested Restricted Stock Units will be forfeited.
4.    No Other Payments. Dunston understands and agrees that as part of this settlement AWC shall neither make nor cause to be made any other payments to Dunston, his beneficiaries or dependents or otherwise on Dunston’s behalf, except for his bonus for fiscal year 2020 which was deferred because of the COVID-19 pandemic. That sum will be paid to him promptly.
5.    Taxes. Dunston understands and agrees that he has received no advice from AWC regarding taxation or tax liability, if any, with respect to the payments contemplated in this Agreement, that the severance payments provided above may be taxable, in whole or in part, and that AWC will report to the IRS and other taxing authorities the payment of such amounts, as required by law, and as set forth in Paragraphs 1 and 2 above. To the extent any taxes may be due by Dunston on the payments provided in this Agreement, Dunston agrees to pay such taxes and to indemnify and hold AWC and its agents and affiliates harmless for any tax payments owed by him, as well as interest, penalties, levies or assessments resulting from any failure by Dunston to pay such taxes, interest, penalties, levies or assessments.
6.    General Release and Promise Not to Sue by Dunston. To the maximum extent permitted by law, Dunston agrees for himself and his heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to release, discharge and promise not to sue AWC, its past, present or future affiliated entities, trustees, board members, officers, employees, attorneys, insurers, and other agents or representatives, and any employee benefit plans in which Dunston is or has been a participant by virtue of employment with AWC (collectively, the “AWC Releasees”), from or for any and all claims, debts, demands, accounts, judgments, rights, causes of action, claims for equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of any kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, asserted or unasserted, known or unknown, suspected or unsuspected, which Dunston has against such entities or persons as of the execution of this Agreement, including, but not limited to, any and all claims arising out of Dunston’s employment with AWC or the termination of his employment, including, but not limited to claims of discrimination, retaliation, breach of express or implied contract, fraud, misrepresentation, defamation or liability in tort, claims under the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended, the Age Discrimination in Employment Act, as amended, the Equal Pay Act, as amended, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Employee Retirement Income Security Act, except to the extent provided below, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Family and Medical Leave Act, Sections 1981 and 1983 of Title 42 of the United States Code, the Virginia Human Rights Act and similar state or local statutes, ordinances and regulations. It is agreed that this is a general release and it is to be broadly construed as a release of all claims.
Dunston is not waiving any rights he may have to: (i) his own vested accrued employee benefits under AWC’s health, welfare or retirement benefits plans as of the date of execution of this Agreement; (ii) benefits or rights to seek benefits under applicable workers’ compensation or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; (iv) enforce this Agreement; or (v) challenge the validity of this Agreement.

Nothing in this Agreement prohibits or restricts Dunston from filing a charge, complaint or claim with; providing any information or testimony to; communicating with; or participating in any inquiry, investigation or proceeding by any Government Agencies regarding any allegations of any possible violation of any federal, state or local law, rule or regulation. This Agreement also does not prohibit or restrict Dunston from making any other disclosures protected under any whistleblower provisions. “Government Agencies” means any federal, state or local government agency or authority, including, but not limited to, the Department of Labor, the Department of Justice, Congress, any agency Inspector General, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Office of Federal Contract Compliance Programs, the Consumer Financial Protection Bureau, the Federal Reserve Bank of Richmond, the Federal Reserve System, the Federal Deposit Insurance Corporation, the U.S. Securities and Exchange Commission or the Financial Industry Regulatory Agency or any other self-regulatory organization. Government Agencies have the authority to carry out their statutory duties by investigating charges, complaints and claims, issuing a determination, filing a lawsuit or taking any other action authorized by applicable law. Dunston retains the right to participate in any such action and to communicate with any of the Government Agencies. However, by executing this Agreement, he waives the right to recover any damages, remedies or other relief for himself personally in any proceeding before such Administrative Agencies or in any proceeding brought by such Administrative Agencies on his behalf, except any benefit or remedy pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
7.    Age Discrimination Release Notification. This Agreement includes a waiver and release of all charges and claims under the federal Age Discrimination in Employment Act (“ADEA”). Therefore, pursuant to the requirements of 29 U.S.C. § 626(f), Dunston acknowledges that he has been advised:

(i)	that this waiver and release includes settlement of any allegation of age discrimination under the ADEA;

(ii)	that this waiver and release includes all claims under the ADEA arising up to and including the date of execution of this release;

(iii)	to consult with an attorney and/or other advisor of his choosing concerning his rights and obligations under this release;

(iv)	to fully consider this release before executing it;

(v)	that he has a period of twenty-one (21) days from receipt of this Agreement to consider this Agreement before executing it; and

(vi)	that this release shall become effective and enforceable seven (7) days following execution of this Agreement by Dunston, during which seven (7)

day period Dunston may revoke his acceptance of this Agreement by delivering written notice to Vance Tang at vancetang@mac.com.
8.    Affirmations.

(i)
Dunston represents, warrants and affirms that he has not filed, caused to be filed and is not presently a party to any claim, complaint or action against AWC in any forum or form (except as otherwise identified in the recitals), nor does Dunston have any knowledge or reason to believe that anyone else has filed such a charge or complaint on his behalf, including the types of claims set forth above, and also including any claims under the Fair Labor Standards Act (“FLSA”), or any similar state or local laws, nor does Dunston have any unasserted claims pursuant to a qualified employee retirement or other benefit plan. Dunston promises never to file a lawsuit asserting any claims that are released in Paragraph 5. In the event Dunston breaches this Paragraph 7(i), Dunston shall pay to AWC all of its expenses incurred as a result of such breach, including but not limited to reasonable attorneys’ fees and expenses. Notwithstanding the foregoing, the Parties acknowledge and agree that this Paragraph shall not be construed to prohibit the exercise of any rights by Dunston that Dunston may not waive or forego as a matter of law.

(ii)
Dunston further represents, warrants and affirms that he has been fully and properly paid for all hours he has worked for AWC and/or has received all compensation, wages, backpay, bonuses and/or benefits to which he may be entitled under all applicable state, local and federal laws and that no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement. Dunston also affirms that he is not aware of any work-related injuries for which he does not already have a pending claim for workers’ compensation benefits.

9.    No Admission. It is understood and agreed that AWC has admitted no liability for the payments provided herein and that AWC is entering this Agreement only to avoid the expense and inconvenience of further disputes. This Agreement and the payment and performances provided hereunder are made and assumed for purposes of compromise and are not, and shall not be, construed to be an admission of liability, an admission of the truth of any fact, or a declaration against interest on the part of the Parties.
10.    No Future Employment. The Parties agree that, due to irreconcilable differences, Dunston shall have no right to future employment with AWC or any of its affiliates, and will not apply for employment or otherwise seek engagement or contact with AWC or any of its affiliates in the future.
11.    Confidentiality of Agreement. Except as expressly provided herein, Dunston understands and agrees that the terms of this Agreement are strictly confidential. If asked, he may state that his employment situation with AWC has been “resolved,” but shall not further characterize the terms of the resolution or the settlement amount except to say that the resolution was to the “mutual satisfaction of the Parties” or “was satisfactory to both sides.”
Dunston agrees not to disclose the terms of this Agreement to any person other than his attorney, accountant, income tax preparer and spouse, except pursuant to written authorization by all unless required by law. To the extent that Dunston discloses such information to an attorney, accountant, income tax preparer, or his spouse, he agrees to require, and warrant that they shall maintain this confidentiality and agree that they will be responsible for any further disclosure of such information.
AWC may disclose this Agreement as required by law.
12.    Neutral Reference. If asked, AWC will provide a neutral reference/employment verification to any prospective employer, which shall be limited to Dunston’s job title, final rate of pay, and dates of hire and separation (without characterization of separation reason).
13.    Non-Disparagement. Dunston agrees to refrain from making, causing to be made, publishing, ratifying or endorsing to any third party any disparaging remarks, or derogatory statements with respect to AWC or its employees, officers, agents, or representatives.
14.    Non-Compete and Non-solicitation. Dunston agrees that for a period of twelve (12) months following his Separation Date he will not, directly or indirectly, manage, operate or control, or be employed by in a senior management role, or act as a consultant to, any business which competes with the business of AWC. In recognition of the geographic scope of AWC’s operations, this restriction will extend throughout the United States. Dunston further agrees that for a period of twelve (12) months following his Separation Date he will not, directly or indirectly, solicit or induce any AWC employee to leave AWC’s employment or to hire or attempt to hire any person who is employed by AWC on the Separation Date. Dunston further agrees during this period that he will not, directly or indirectly, solicit or disrupt, or attempt to solicit or disrupt, any contractual relationships between AWC and any of its customers, vendors or suppliers. If Dunston breaches this provision while he is still receiving severance pay pursuant to this Agreement, his severance pay will cease immediately, and he agrees to repay any sums paid up to the date of the breach. If AWC sues for breach of this provision and is the prevailing party in such suit, it will be entitled to reasonable attorneys’ fees and costs.
15.    Notices and Press Release. Dunston understands and agrees that AWC may file the attached form 8-K with the Securities and Exchange Commission (exhibit 1) and issue the attached press release (exhibit 2). Dunston agrees that his release in paragraph 6 extinguishes any claims or causes of action he might bring in connection with these documents or their content, or the publication or republication of these documents or their content.
16.    Severability and Consequences of Invalid Terms. Should any portion or provision of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, such portion or provision shall be modified to the extent possible to effectuate the Parties’ intent. If such portion or provision cannot be so modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions and provisions of this Agreement, which shall otherwise remain in full force and effect. If any portion or provision of this Agreement is found to be void or unenforceable for any reason in regard to any one or more persons, entities or subject matters, such portion or provision shall remain in full force and effect with respect to all other persons, entities and subject matters.
17.     Applicable Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to its conflict of laws principles.
18.    Understanding and Authority. The Parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided. The Parties represent and warrant that in negotiating and executing this Agreement, they have had adequate time and opportunity to consult with competent legal counsel of their choosing concerning the meaning and effect of each term and provision hereof, that they are entering into this Agreement of their own free will, and that there are no representations, promises or agreements between the Parties other than those referenced or expressly set forth in writing herein. The Parties have carefully read this Agreement in its entirety, fully understand and agree to its terms and provisions, and intend and agree that it be final and binding.
19.     Entire Agreement. The Parties acknowledge this Agreement constitutes the entire agreement of the Parties as to the matters set forth herein. Furthermore, the Parties acknowledge that, in executing this Agreement, they do not rely and have not relied upon any representation or statement not set forth herein with regard to this subject matter, basis or effect of this Agreement.
20.     Execution by the Parties; Further Assurances. This Agreement may be executed by the Parties in one or more counterparts, and may be executed on copies, each of which shall be deemed an original, and all of which together constitute one and the same instrument. Each of the Parties shall execute any and all further documents and perform any and all further actions reasonably necessary to carry out the provisions of this Agreement.
21.     Modification. The Parties agree that the provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement is in writing and signed by all parties affected.
IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed this Agreement on the dates shown below, the latter of which shall be the Effective Date of this Agreement.

[Signature Page To Follow]

Date: July 11, 2020                /s/ S. Cary Dunston
CARY DUNSTON

Date: 07/13/2020                /s/ Vance W. Tang
AMERICAN WOODMARK CORPORATION

By:    Vance W. Tang

Title:    Director